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                                                                    EXHIBIT 12.1

                                  ALBECCA INC.

                       Ratio of Earnings to Fixed Charges




                                          Fiscal Year
                                  ----------------------------                              Three Months         Three Months
                                                   (in thousands)              Pro Forma       Ended                 Ended
                               1994      1995      1996      1997      1998      1998      November 30, 1997    November 29, 1998
                              ------    ------    ------    ------    ------    --------   -----------------    -----------------
                                                                                             (unaudited)           (unaudited)
Earnings
  Pre-tax Income from
  Continuing Operations (A)   14,500    18,463    23,383    25,879    18,855       5,166*             8,430                 1,729

Interest Expense (B)           1,034     4,008     6,846     9,722    11,949      25,638*             2,343                 7,125

Minority Interest (C)**           --        97       300       146       471         471                166                   197
                              ======    ======    ======    ======    ======     =======    ===============     =================
Ratio of Earnings to Fixed
Charges (A+B+C/B)               15.0       5.6       4.5       3.7       2.6         1.2                4.7                   1.3


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*  Pro forma interest expense calculated based on assumption of full year's interest on notes and the interest saved on payoff of the retired credit facility.


** Minority interest is included in earnings for those majority-owned subsidiaries that have fixed charges.